                                                                    Exhibit 11.1

                 Statement of Computation of Earnings Per Share

                                                                                                 Weighted Average
                                                                                        ---------------------------------
                                                                    Total Shares        Three Months             Year
                                                                    ------------        ------------         ------------
Shares outstanding January 1, 2002                                       553,808             553,808              553,808
Issuance of shares for Criticom September 30, 2002                       155,911             155,911               38,977
                                                                    ------------        ------------         ------------
Shares outstanding December 31, 2002                                     709,719             709,719              592,785
                                                                    ============        ============         ============

Net loss                                                                                $ (2,499,491)        $ (5,647,212)
                                                                                        ============         ============

Net loss per share                                                                      $      (3.52)        $      (9.53)
                                                                                        ============         ============

Shares outstanding January 1, 2003                                       709,719             709,719              709,719
Shares issued for IASI and Morlyn on January 31, 2003                    881,192             881,192              806,351 334/365
Shares issued upon IPO on July 29, 2003                               22,000,000          22,000,000            9,402,740 156/365
Shares issued upon exercise of overallotment on August 27, 2003          982,729             982,729              341,936 127/365
Shares issued to Criticom shareholders, earn-out, December 2, 2003        34,091              10,746 29/92          2,709 29/365
                                                                    ------------        ------------         ------------
Shares outstanding December 31, 2003                                  24,607,731          24,584,386           11,263,455
                                                                    ============        ============         ============

Net loss                                                                                $ (1,522,758)        $(22,004,560)
                                                                                        ============         ============

Net loss per share                                                                      $      (0.06)        $      (1.95)
                                                                                        ============         ============
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